EXHIBIT 10.1

CREDIT AGREEMENT

THIS AGREEMENT is entered into as of April 21, 2004, by and between LEXAR MEDIA, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 3, 2006, not to exceed at any time the aggregate principal amount of Forty Million Dollars ($40,000,000.00) (“Line of Credit”), the proceeds of which shall be used for working capital. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of April 2, 2004 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue commercial and standby letters of credit for the account of Borrower (each, a “Letter of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Million Dollars ($20,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed one (1) year, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Prime Rate-base rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to, following the mailing (or other delivery) to Borrower of a billing therefor, collect all interest and fees due under the Line of Credit by charging Borrower’s deposit account number 431-1785646 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority (subject to Permitted Encumbrances, as defined in Section 5.8 below) in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory, equipment and proceeds of the foregoing, (collectively, the “Collateral”) provided, however, that the Collateral shall be deemed to exclude any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefore, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Bank intends to perform a collateral exam, at Bank’s expense, within 90 days after the date of Borrower’s execution of this Agreement, and Borrower hereby agrees to provide Bank with access to such facilities, books and records as Bank may require in order to perform such collateral exam. This provision is not intended to limit the scope of Section 4.2 below.

All of the foregoing security interests shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a material adverse effect on the financial condition or operations of Borrower (“Material Adverse Effect”).

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect other than those described in Borrower’s filings with the Securities and Exchange Commission.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2003, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise disclosed in Schedule 2.5 hereto.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. To the best of Borrower’s knowledge and belief, and except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of Borrower’s knowledge and belief, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of Borrower’s knowledge and belief, Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. SUBSIDIARIES. Borrower does not own any stock, partnership or other equity interests, except for the Subsidiaries named below and other Permitted Investments, as defined in Section 5.6 below. The term “Subsidiary” is defined as, for any person or entity, any business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such person or entity or one or more Affiliates of such person or entity. The term “Affiliate” is defined as, with respect to a person or entity, a person or entity that controls or is controlled by or is under common control with such person or entity, and each senior executive officer, director, partner, or with respect to limited liability companies, manager or member of such entity. As of the date hereof, Borrower’s only Subsidiaries are Lexar Media (Europe) Limited, Lexar Media International Limited and Lexar Media KK, all of which are incorporated in jurisdictions outside of the United States of America.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and the Line of Credit Note.

(ii) Certificate of Incumbency.

(iii) Corporate Resolution: Borrowing.

(iv) Security Agreement: Continuing Rights to Payments and Inventory.

(v) Security Agreement: Equipment.

(v) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Letters of Credit. Bank shall have received a Letter of Credit Agreement in form and content acceptable to Bank prior to the issuance of any Letter of Credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall (and, with respect to Sections 4.2, 4.4, 4.5, 4.6 and 4.7, shall cause each Subsidiary to), unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and/or any Subsidiary.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, a complete copy of Borrower’s 10K report filed with the Securities and Exchange Commission (“SEC”), to include balance sheet, income statement and statement of cash flows;

(b) not later than 45 days after and as of the end of each fiscal quarter, a complete copy of Borrower’s 10Q report filed with the SEC, to include balance sheet, income statement and statement of cash flows;

(c) not later than 30 days after and as of the end of each fiscal year, a projection for the fiscal year then beginning, prepared by Borrower;

(d) not later than 30 days after the end of each fiscal quarter in which the following occurs, written notice that the aggregate of all returns, recoveries, disputes and claims (collectively, “Returns”) in such fiscal quarter that involve more than the following: (i) an amount equal to 5% of the cost (net of discounts) of inventory shipped, with respect to returns relating to stock rotation arrangements between Borrower and a third party, and (ii) an amount equal to 2% of all shipments of inventory, with respect to returns relating to defective products;

(e) within 5 days after filing, complete copies of all reports (other than 10K and 10Q reports, filed with the SEC; and

(f) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its and each Subsidiary’s businesses; and comply with the provisions of all documents pursuant to which Borrower and Subsidiaries are organized or which govern Borrower’s or Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Subsidiaries and/or their business.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s or Subsidiaries’ business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or a Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or a Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or a Subsidiary is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or a Subsidiary with a claim(s) in excess of $500,000.00, individually or in the aggregate.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending March 31, 2004:

(a) Ratio of Total Liabilities to Tangible Net Worth, not greater than 1.00 to 1.0, determined as of each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

(b) Quick Ratio not less than 1.35 to 1.0, determined as of each fiscal quarter end, with “Quick Ratio” defined as the ratio of (i) the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash to (ii) total current liabilities (inclusive, for purposes hereof, of the outstanding principal balance of the Line of Credit and the aggregate amount available to be drawn under then outstanding Letters of Credit) less the current portion of deferred revenues less any restricted cash as collateral against any current liabilities.

(c) Net income after taxes not less than $1.00, determined on a rolling four fiscal quarter basis as of each fiscal quarter end.

(d) Net income after taxes not less than $1.00 in each fiscal quarter which immediately follows 2 consecutive fiscal quarters in each of which net income after taxes was less than $1.00.

SECTION 4.10. BANK ACCOUNTS. Maintain Borrower’s primary deposit and operating account at Bank, and maintain at least $50,000,000.00 in unrestricted cash and cash equivalents in such deposit accounts and/or in investment accounts with Bank or an affiliate of Bank’s, provided however that in the event that (i) Borrower fails at any time to maintain such $50,000,000.00 with Bank and/or an affiliate of Bank, and (ii) during such time, all of Borrower’s cash and cash equivalents are maintained with Bank and/or an affiliate of Bank, Borrower shall be deemed not to have violated this provision.

SECTION 4.11. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property with a book value in excess of $1,000,000.00.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not (and will not cause or permit any Subsidiary to) without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) indebtedness to trade creditors incurred in the ordinary course of business, and (c) any other liabilities of Borrower or Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.3 MERGER, CONSOLIDATION. Merge into or consolidate with any other entity other than (a) the merger of a Subsidiary into Borrower or into another Subsidiary, and (b)

Permitted Transactions (as defined below); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity or division thereof, other than Permitted Transactions; “Permitted Transactions” means (i) mergers with other entities whose businesses are substantially similar to that of Borrower’s so long as Borrower or a Subsidiary is the surviving entity, (ii) the acquisition by Borrower or a Subsidiary of all or substantially all of the assets of other entities or divisions thereof whose businesses are substantially similar to that of Borrower’s, and/or (iii) the acquisition by Borrower or a Subsidiary of not less than 51% of the voting stock or other ownership interests in other entities whose businesses are substantially similar to that of Borrower’s, and, with respect to all of the foregoing, no Event of Default shall exist before or after any such transaction and the aggregate consideration paid or payable (in whatever form, including, cash, notes, assumed indebtedness and/or stock in Borrower or any Subsidiary or other property) by Borrower and Subsidiary in any fiscal year does not exceed an aggregate of $50,000,000.00. Borrower shall cause each Subsidiary (formed or acquired after the date hereof) that is incorporated under the laws of the United States or any state thereof to execute and deliver to Bank a third party security agreement in favor of Bank covering such Subsidiary’s Collateral. All mergers and acquisitions included in Permitted Transactions shall be “friendly” (including among other things being approved by a majority of the “target entity’s board of directors.

SECTION 5.4. TRANSFER OF ASSETS. Sell, lease, transfer or otherwise dispose of Borrower’s or any Subsidiary’s assets (including without limitation Intellectual Property), except (i) sales of inventory in the ordinary course of its business, (ii) the sale of obsolete or worn-out equipment, (iii) the sale of other tangible property not to exceed an aggregate book value of $1,000,000.00 in each fiscal year, and (iv) the sale, transfer or assignment of Intellectual Property or the granting of non-exclusive or exclusive licenses of and similar arrangements for the use of Borrower’s or a Subsidiary’s Intellectual Property, all in the ordinary course of business, provided that each such grant of an exclusive license shall (x) cover a specific process or product, (y) be for a duration of 5 years or less, and (z) not be tantamount to a sale of the subject Intellectual Property.

SECTION 5.5. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, other than Permitted Other Transactions (as defined in Section 5.6 below).

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity other than Permitted Transactions, Permitted Investments and Permitted Other Transactions. The term “Permitted Investments” is defined as (i) loans, advances and investments in existence as of and disclosed to Bank in writing prior to the date of this Agreement, and (ii) investments made in accordance with Borrower’s Investment Policy in effect as of the date hereof, a copy of which has been delivered to Bank. The term “Permitted Other Transactions” means (i) loans and advances to Borrower’s and Subsidiaries’ employees and Affiliates, (ii) distributions to shareholders by reason of Borrower’s repurchase of its shares, and (iii) the purchase of less than 50% of the voting securities or other equity interests in any entity; and, with respect to all of the foregoing, the aggregate amount loaned, advanced, distributed and/or paid or payable (in whatever form, including, cash, notes, assumed indebtedness and/or stock in Borrower or any Subsidiary or other property) by Borrower and Subsidiary in any fiscal year does not exceed an aggregate of $1,000,000.00.

SECTION 5.7. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired (including without limitation, all Intellectual Property), except (a) in favor of Bank, (b) any of the foregoing in existence as of and disclosed to Bank in writing prior to the date hereof, and (c) Permitted Encumbrances. The term “Permitted Encumbrances” is defined as any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, or that are contested in good faith and for which adequate reserves are maintained: (a) liens for taxes, assessments and governmental charges or levies; (b) materialmen’s, mechanics’ carriers’ stevedores’ and repairmen’s liens that exist or arise in the ordinary course of business; (c) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use of such property for its present purpose, and (d) as to Intellectual Property, licenses granted in the ordinary course of business, subject to the restrictions of Section 5.4 above. Borrower shall not and shall not permit any Subsidiary to enter into any agreement whereby Borrower or Subsidiary is prohibited or restricted in any way from granting to Bank a security interest in any of their Intellectual Property, or conditioning the grant to Bank of such a security interest on the grant of a security interest therein to a third party.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in any Borrower which is a partnership or joint venture (with each such guarantor, general partner and/or joint venturer, together with each Subsidiary of Borrower, referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor.

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank reasonably believes impairs, or is substantially likely to impair, the prospect of payment by Borrower of its monetary obligations under any of the Loan Documents, and such event or condition continues unremedied or unabated for a period of 30 days.

(h) The death or incapacity of any individual Borrower or Third Party Obligor. The dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor.

(i) Any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower in a single transaction or a group or series of affiliated transactions.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Lexar Media, Inc.
47421 Bayside Parkway
Fremont, CA 94538-6569

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Peninsula Technology RCBO
400 Hamilton Avenue
Palo Alto, CA 94301

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents and the preparation of any amendments and waivers hereto and thereto, (b) collateral audits or exams performed by Bank or its agents during the continuance of an Event of Default. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (c) the enforcement of rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Lexar Media, Inc.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian McGee	By:	/s/ Matthew Burke
	Brian McGee		Matthew Burke
	Chief Financial Officer		Vice President

By:	/s/ Eric Stang
Title:	CEO